INDEPENDENT AUDITORS' CONSENT



To the Stockholders of
Coventure International Inc.
Calgary, Alberta, Canada


We consent to the use of our review report on the unaudited interim financial information of Coventure International Inc. for the three and nine months ended April 30, 2002 dated June 11, 2002 in this Registration Statement of Coventure International Inc. on Form SB-2.

We are also aware that the aforementioned report on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/s/ N.I. Cameron Inc.
---------------------------
N.I. Cameron Inc.
Vancouver, British Columbia
August 30, 2002